Exhibit 99

FOR IMMEDIATE RELEASE                                Ref: 19-07

Contact:	Brendan Maiorana

Senior Vice President, Finance and Investor Relations

919-431-1529

Highwoods Provides Information on Laser Spine Institute
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RALEIGH, NC - March 3, 2019 - Highwoods Properties, Inc. (NYSE:HIW) today provided information on Laser Spine Institute, which leases a 176,000 square-foot, six-story building with structured parking in Tampa’s Westshore submarket, a best business district (BBD). The building, which was developed by Highwoods, has been used by Laser Spine Institute, a long-term customer of Highwoods, for its company headquarters and an ambulatory surgery center.

After the market closed on March 1, 2019, Laser Spine Institute announced it would immediately discontinue its operations. This unexpected announcement affects all of its locations nationwide.

Ed Fritsch, CEO of Highwoods, said “This is obviously disappointing to us and others affected by this sudden closure. Looking forward, the building is well-located at Avion Park in the heart of Westshore next to Tampa International Airport. We purposefully designed this building with 29,000 square foot floor plates, floor-to-floor dimensions providing 10’ to 12’ floor-to-finished-ceiling heights, floor-to-ceiling exterior vision glass, highly-visible parapet signage, an above-market parking ratio and other aspects that are attractive to office users. Our 3.6 million square foot Tampa portfolio was 95.3% occupied at year-end.”

As a result of Laser Spine Institute’s sudden closure, the Company expects to write-off accounts and notes receivable, lease incentives and straight-line rents receivable associated with the building, which aggregated $11.8 million at December 31, 2018 and approximately $12.2 million at March 1, 2019, including non-cash items of approximately $6.8 million as of both dates. The March 1, 2019 balance will be written-off in the first quarter of 2019. These charges, which will affect Funds from Operations (FFO), were not included in the Company’s initial 2019 per share FFO outlook published on February 5, 2019. The Company will provide an updated FFO outlook as part of its first quarter earnings release on April 23, 2019. During the first quarter of 2019, the Company also expects to write-off deferred leasing costs associated with the building, which aggregated $11.8 million at December 31, 2018 and approximately $11.6 million at March 1, 2019. The write-off of deferred leasing costs will affect net income but not FFO.

The following table sets forth financial information about the Laser Spine Institute building as of and for the year ended December 31, 2018 (in thousands, except percentages):

GAAP Rental Revenue	$6,344
Cash Rental Revenue	$6,106
Percentage of the Company’s Total Annualized Cash Rental Revenue (1)	0.95%
GAAP Net Operating Income	$4,974
Interest and Other Income	$304
Accounts and Notes Receivable, Lease Incentives and Straight-Line Rents Receivable	$11,771
Deferred Leasing Costs	$11,764

(1)	Annualized Cash Rental Revenue is cash rental revenue (base rent plus cost recovery income, excluding straight-line rent) for the month of December 2018 multiplied by 12.

About Highwoods
Highwoods Properties, Inc., headquartered in Raleigh, is a publicly-traded (NYSE:HIW) real estate investment trust (“REIT”) and a member of the S&P MidCap 400 Index. The Company is a fully integrated office REIT that owns, develops, acquires, leases and manages properties primarily in the best business districts (BBDs) of Atlanta, Greensboro, Memphis, Nashville, Orlando, Pittsburgh, Raleigh, Richmond and Tampa.

At December 31, 2018, the Company owned or had an interest in 30.5 million rentable square feet of in-service properties, 1.8 million rentable square feet of properties under development and approximately 350 acres of development land.

Certain matters discussed in this press release are forward-looking statements within the meaning of the federal securities laws, such as the following: the expected financial and operational results and the related assumptions underlying our expected results; and anticipated total investment, projected leasing activity, estimated replacement cost and expected net operating income of acquired properties and properties to be developed. These statements are distinguished by use of the words "will", "expect", "intend" and words of similar meaning. Although Highwoods believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Factors that could cause actual results to differ materially from the Company’s current expectations include, among others, the following: development activity by our competitors in our existing markets could result in excessive supply of properties relative to customer demand; development, acquisition, reinvestment, disposition or joint venture projects may not be completed as quickly or on as favorable terms as anticipated; we may not be able to lease or re-lease second generation space quickly or on as favorable terms as old leases; our markets may suffer declines in economic growth; we may not be able to lease our newly constructed buildings as quickly or on as favorable terms as originally anticipated; unanticipated increases in interest rates could increase our debt service costs; unanticipated increases in operating expenses could negatively impact our NOI; we may not be able to meet our liquidity requirements or obtain capital on favorable terms to fund our working capital needs and growth initiatives or to repay or refinance outstanding debt upon maturity; the Company could lose key executive officers; and others detailed in the Company’s 2018 Annual Report on Form 10-K and subsequent SEC reports.

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